Exhibit 23.5

Greenfire Resources Ltd.

Bow Valley Square 2, Suite 1900

205 - 5th Avenue SW

Calgary, AB

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of and reference to our name in the Registration Statement on Form F-4 of Greenfire Resources Ltd., filed with the United States Securities and Exchange Commission on April 21, 2023, including in the Amendment No.1 to Form F-4 of Greenfire Resources Ltd., filed with the United States Securities and Exchange Commission on June 15, 2023 (the “Registration Statement”), and the filing of our reports evaluating the proved bitumen reserves and the net present value of those reserves for the petroleum interests of Greenfire Resources Operating Corporation, entitled “Greenfire Resources Operating Corporation – Hangingstone Properties, Evaluation of Bitumen Reserves Based on Constant Prices and Costs As of December 31, 2021”, dated March 8, 2023 and “Greenfire Resources Operating Corporation – Hangingstone Properties, Evaluation of Bitumen Reserves Based on Constant Prices and Costs As of December 31, 2022”, dated March 8, 2023, each as re-issued on May 25, 2023 (the “Reports”). We also consent to the filing of our Reports as exhibits to the Registration Statement and the use of information derived from the Reports in the Registration Statement.

We also confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Reports or that is within our knowledge as a result of the services we performed in connection with such Reports.

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Jared W. B. Wynveen
Jared W. B. Wynveen, P.Eng.
Executive Vice President

Calgary, Alberta, Canada
June 15, 2023

2000, Eighth Avenue Place, East Tower, 525 – 8 Avenue SW, Calgary AB T2P 1G1 Tel: (403) 262-5506 www.mcdan.com